Exhibit 99.1
Protalix BioTherapeutics to Present at the UBS Global Life Sciences Conference
CARMIEL, Israel, September 17, 2008 (Business Wire) — Protalix BioTherapeutics, Inc. (Amex: PLX), announced today that Dr. David Aviezer, President and CEO, will present at the UBS Global Life Sciences Conference on Wednesday, September 24, 2008 at 1:30 PM ET. The conference is being held at the Grand Hyatt Hotel in New York City.
An audio webcast of the corporate presentation will be available on Protalix’s website at www.protalix.com under the events calendar section.
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(TM) presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
Marcy Strickler
The Trout Group, LLC
Telephone: 646-378-2927
Email: mstrickler@troutgroup.com